FNCB REPORTS FIRST QUARTER EARNINGS

First National Community Bancorp reported first quarter earnings in the amount of $3.2 million, a 23% increase over the $2.6 million earned during the first quarter of 2005. Net interest income before credit loss provisions improved $1.2 million, or 18%, over the first quarter of last year due to the impact of rising interest rates and the growth of the bank. Basic earnings per share increased from $.22 in 2005 to $.26, after giving retroactive effect to the 10% stock dividend paid March 31, 2006. Total assets increased $13 million during the first quarter to $1,021,000,000.

The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.